Notice of SunAmerica Inc.
                                                      1995 Special Meeting
                                                      of Shareholders
                                                      and Proxy Statement


                                  [LOGO]


                            [Eli Broad Letterhead]



September 21, 1995


Dear Fellow Shareholders:


         Your officers and directors join me in inviting you to attend a Special Meeting of Shareholders of SunAmerica Inc. The formal notice of this meeting and the Proxy Statement accompany this letter.

         The Special Meeting is being held for the purpose of amending the Company's Charter to increase the number of shares of authorized Common Stock and Nontransferable Class B Stock. If the shareholders approve this Charter amendment, the Company will effect a three-for-two stock split which was approved by the Company's Board of Directors on September 11, 1995.

         If it is not possible for you to attend, please return the enclosed proxy immediately to insure that your shares will be voted. Since mail delays occur frequently, it is important that the proxy be returned well in advance of the meeting.

         We look forward to seeing you at SunAmerica Inc., 38th Floor, 1 SunAmerica Center, Century City, Los Angeles, California at 1:30 p.m. on Monday, October 30, 1995.


                                 Sincerely,
                                 Eli Broad
                                 Chairman of the Board,
                                 President and Chief Executive Officer

                                SUNAMERICA INC.


                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                          To Be Held October 30, 1995



To the holders of the Common, Class B Common and Series C Preferred Stock of SunAmerica Inc.:

         A Special Meeting of Shareholders of SunAmerica Inc. will be held on Monday, October 30, 1995, at 1:30 p.m. at SunAmerica Inc., 38th Floor, 1 SunAmerica Center, Los Angeles, Century City, California for the following purposes:

         (a) To consider and vote upon a proposal to amend the Charter to increase the Company's authorized capital from (i) 50,000,000 to 175,000,000 shares of Common Stock (par value, $1.00 per share) and (ii) 15,000,000 to 25,000,000 shares of
               Nontransferable Class B Stock (par value, $1.00 per share); and

         (b) To transact such other business as may properly come before the meeting or any adjournment thereof.

         The Board of Directors has fixed the close of business on September 21, 1995 as the record date for determination of shareholders entitled to notice of and to vote at the special meeting or any adjournment thereof.

         WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED STAMPED ENVELOPE.


                                 BY ORDER OF THE BOARD OF DIRECTORS



                                 Susan L. Harris
                                 Vice President and Secretary



Los Angeles, California
September 21, 1995

                                SUNAMERICA INC.
                              1 SunAmerica Center
                      Los Angeles, California 90067-6022

                              September 21, 1995



                                PROXY STATEMENT
                                      for
                        SPECIAL MEETING OF SHAREHOLDERS
                                  TO BE HELD
                               OCTOBER 30, 1995

To Our Shareholders:

         Your Board of Directors is furnishing this Proxy Statement in connection with its solicitation of your Proxy in the form enclosed to be used at a Special Meeting of the Company's shareholders to be held on Monday, October 30, 1995, at the time and place and for the purposes set forth in the accompanying Notice of Special Meeting of Shareholders.

         This Proxy Statement will be mailed to shareholders on or about September 26, 1995.

         We cordially invite you to attend the meeting. Whether or not you plan to attend, we urge you to date, sign and return your Proxy promptly in the envelope enclosed. You may revoke your Proxy at any time prior to its exercise at the special meeting by notice to the Company's Secretary, and, if you attend the meeting, you may vote your shares in person.

         Only holders of record of the 29,449,510 shares of Common Stock, the 6,826,439 shares of Nontransferable Class B Stock (the "Class B Stock") and the 486,800 shares of Adjustable Rate Cumulative Preferred Stock, Series C (the "Series C Preferred Stock") outstanding at the close of business on September 21, 1995, will be entitled to vote at the meeting.

         The affirmative vote of two-thirds of all the votes entitled to be cast by holders of the Common Stock, the Class B Stock and the Series C Preferred Stock, voting together as a single class, is required to approve the amendment. In addition, the affirmative vote of a majority of all votes entitled to be cast by holders of the Common Stock, voting as a separate class, and the affirmative vote of a majority of all votes entitled to be cast by holders of the Class B Stock, voting as a separate class, are required to approve the amendment. Each holder of Common Stock is entitled to one vote for each share held. Each holder of Class B Stock is entitled to ten votes for each share held. Each holder of Series C Preferred Stock is entitled to 1/10th of one vote for each share held. There is no right to cumulative voting as to any matter.

         If approved by the shareholders, the proposed amendment will become effective upon the filing of Articles of Amendment with the State Department of Assessments and Taxation of Maryland amending the Company's Restated Articles of Incorporation. The filing will occur as soon as reasonably practicable after the Special Meeting.

         The election inspectors appointed for the meeting will tabulate all votes cast by proxy or in person at the Special Meeting and will determine whether or not a quorum is present. Abstentions will be counted for the purpose of determining the existence of a quorum at the Special Meeting. However, because the proposal to amend the Charter requires the affirmative vote of the outstanding shares of the respective classes of capital stock of the Company as set forth above, abstentions and broker non-votes will have the same effect as a vote against the proposed Charter amendment.

         Mr. Broad, Chairman of the Board, Chief Executive Officer and President of the Company, holds or exercises voting power over shares which represent approximately 61.7% of the votes entitled to be cast for the amendment of the Company's Charter. He intends to cast an affirmative vote for the amendment.

         The persons named as proxies in the enclosed forms are Messrs. Eli Broad, Chairman of the Board, President and Chief Executive Officer, Jay S. Wintrob, Vice Chairman, and Joseph M. Tumbler, Vice Chairman.


                        BENEFICIAL OWNERSHIP OF SHARES

         The following information is furnished as of August 31, 1995, to indicate beneficial ownership by each director and certain executive officers, individually, and all executive officers and directors of the Company, as a group, of shares of the Company's Common Stock or its Class B Stock. None of the Directors or Executive Officers owned any shares of the Series C Preferred Stock. The Class B Stock is convertible at any time by the holder thereof into Common Stock. Each share of Class B Stock has 10 times the voting rights of each share of Common Stock and receives a dividend equal to 90% of any cash dividend paid on the Common Stock.

                                                                      Amount Beneficially      Percent of
Name of Beneficial Owner                                                   Owned(1)                Vote
------------------------                                             ----------------------    ----------

Ronald J. Arnault                                                           4,000                     *
James R. Belardi                                                           91,727(2)                  *
Eli Broad                                                               7,076,253(3)              61.7%
Michael L. Fowler                                                          15,027(4)                  *
Gary W. Krat                                                              125,327(5)                  *
David O. Maxwell                                                           10,371                     *
Barry Munitz                                                                5,000                    --
Lester Pollack                                                              2,250                     *
Carl E. Reichardt                                                              --                    --
Richard D. Rohr                                                            14,108(6)                  *
Sanford C. Sigoloff                                                        10,500                     *
Harold M. Williams                                                            500                     *
Karen Hastie-Williams                                                          --                    --
Jay S. Wintrob                                                            317,427(7)                  *
All directors and officers as a group (23 persons)                      8,056,030(8)              62.7%
                                                                        =========                 =====

_______________
*  Less than 1%.

(1) Unless otherwise indicated, (i) beneficial ownership is direct, (ii) the person indicated has sole voting and investment power and (iii) the shares are Common Stock.

(2) Of these shares, 33,500 shares represent restricted shares granted under the Company's employee stock plans as to which Mr. Belardi has no investment power, 41,700 represent stock options held by Mr. Belardi which are or will become exercisable on or before October 30, 1995 and as to which he has no voting or investment power.

(3) Of these holdings, 1,162,041 shares are Common Stock, and 5,914,212 shares are Class B Stock. Of the Common Stock, 93,084 shares represent restricted shares granted under the Company's employee stock plans as to which Mr. Broad has no investment power; 337,500 shares are held by a trust formed by Mr. Broad of which he is a beneficiary; and 692,900 shares represent employee stock options held by Mr. Broad which are or will become exercisable on or before October 30, 1995 and as to which he has no voting or investment power. Of the Class B Stock, 562,500 shares are held by a trust formed by Mr. Broad of which he is a beneficiary; 21,712 shares are held by a foundation of which Mr. Broad is a director and as to which he has shared voting and investment power; and 1,935,000 shares are registered in the name of a corporation as to which Mr. Broad exercises voting and investment power. Mr. Broad has beneficial ownership of approximately 3.9% of the Common Stock outstanding and 86.7% of the Class B Stock outstanding.

(4) Of these holdings, 10,000 shares represent restricted shares granted under the Company's employee stock plans as to which Mr. Fowler has no investment power; and 5,000 shares represent employee stock options held by Mr. Fowler which are or will become exerciseable on or before October 30, 1995, and as to which he has no voting or investment power.


(5) Of these holdings, 71,500 shares represent restricted shares granted under the Company's employee stock plans as to which Mr. Krat has no investment power; and 47,300 shares represent employee stock options held by Mr. Krat which are or will become exercisable on or before October 30, 1995.

(6) Of these shares, 12,383 shares are held by Mr. Rohr and his wife as co-owners, and Mr. Rohr has shared investment and voting power with respect thereto.

(7) Of these holdings, 129,454 shares represent restricted shares granted under the Company's employee stock plans as to which Mr. Wintrob has no investment power; and 161,500 shares represent employee stock options held by Mr. Wintrob which are or will become exercisable on or before October 30, 1995, and as to which he has no voting or investment power.

(8) Of these aggregate holdings, 1,109,500 shares represent employee stock options held by such persons which are or will become exercisable on or before October 30, 1995, and as to which no voting or investment power is held; and 778,038 shares represent restricted shares granted under the Company's employee stock plans as to which no investment power is held. All directors and officers as a group have beneficial ownership of approximately 7.2% of the Common Stock outstanding, and 86.7% of the Class B Stock outstanding.

         Based on certain public reports, the Company believes that as of August 31, 1995, the only person known to be a beneficial owner of more than 5% of the Company's Common Stock was Fidelity Management & Research Corporation, 82 Devonshire Street, Boston, Massachusetts 02109-3614, which owned 2,271,500 shares, or approximately 8.6% of the Common Stock outstanding. As of August 31, 1995 the only person known to be a beneficial owner of more than 5% of the Company's Series C Preferred Stock was Midland National Life Insurance Company, One Midland Plaza, Sioux Falls, South Dakota 57193, which owned 126,625 shares, or approximately 26.0% of the Series C Preferred Stock outstanding. Except for Mr. Broad, whose business address is 1 SunAmerica Center, Los Angeles, California 90067-6022, and certain trusts for the benefit of the family of Donald Kaufman, the co-founder of the Company, whose business address is c/o Edward Landry of Musick, Peeler & Garrett, One Wilshire Boulevard, Suite 2000, Los Angeles, California 90017, the Company knows of no person who owned in excess of 5% of the outstanding Class B Stock. The trusts referred to above for the benefit of the family of Donald Kaufman beneficially own in the aggregate 907,327 shares of Class B Stock, or approximately 13.3% of the Class B Stock outstanding.


                  PROPOSED AMENDMENT TO THE COMPANY'S Charter
                  TO INCREASE THE NUMBER OF AUTHORIZED SHARES
                       OF COMMON STOCK AND CLASS B STOCK

         The Board of Directors has declared advisable and recommended an amendment to the Company's Charter to increase the number of authorized shares of Common Stock in order to, among other things, permit a three-for-two stock split, to be effected in the form of a stock dividend, as described below. In addition, the proposed amendment would increase the number of authorized shares of Class B Stock. The Board of Directors believes that the availability of additional Common Stock will provide flexibility and allow the Company to issue Common Stock if, as and when the need arises. It is therefore proposed to amend the Company's Charter to increase (i) the number of authorized shares of Common Stock from 50,000,000 to 175,000,000 shares and
(ii) the number of authorized shares of Class B Stock from 15,000,000 to 25,000,000 shares. The proposed amendment does not affect any terms or rights of the outstanding shares of either Common Stock or Class B Stock. Neither the holders of Common Stock nor the holders of Class B Stock have preemptive rights.

         The text of the proposed amendment is set forth in Annex A attached to this Proxy Statement.

         As of August 31, 1995, of the 50,000,000 authorized shares of Common Stock and the 15,000,000 authorized shares of Class B Stock, 29,443,710 shares and 6,826,439 shares, respectively, were outstanding. There were also 15,786,632 shares of Common Stock (the "Reserved Shares") reserved for issuance under employee benefit plans, upon exercise of employee stock options existing or to be granted, upon conversion of the Class B Stock and upon conversion of the Company's Series D Mandatory Conversion Premium Dividend Preferred Stock (the "Series D Preferred Stock"). Taking into account the Reserved Shares and the 29,443,710 shares of outstanding Common Stock, as of August 31, 1995, the total number of issued and reserved shares of Common Stock was 45,230,342. As of August 31, 1995, the Company also had outstanding 3,514,765 shares of 9-1/4% Preferred Stock, Series B, 486,800 shares of Series C Preferred Stock and 100,050 shares of Series D Preferred Stock.

         The Board of Directors believes it is in the Company's best interest to increase the number of authorized but unissued shares of Common Stock in order to have additional authorized but unissued shares available for issuance to meet business needs as they arise. In addition to allowing the Company to effectuate the three-for-two stock split described below, the Board of Directors believes that the availability of additional shares of Common Stock will provide the Company with the flexibility to issue Common Stock for other proper corporate purposes which may be identified by the Board of Directors in the future, such as the declaration of additional stock dividends or distributions, the sale of stock to obtain additional capital funds and the issuance of such stock in connection with acquisitions of or mergers with other companies. The Company recently filed with the Securities and Exchange Commission a shelf registration statement (the "Registration Statement") providing for the issuance, from time to time, of various securities which may include Common Stock or securities convertible into Common Stock.

         The authorized shares of Common Stock and Class B Stock in excess of those issued will be available for issuance at such time and for such corporate purposes as the Board of Directors may deem advisable without further action by the Company's shareholders, except as may be required by applicable laws or the rules of the New York Stock Exchange. Upon issuance such shares will have the same rights as the outstanding shares of Common Stock and Class B Stock, respectively.

         The increase in the authorized shares of Class B Stock is being made solely to facilitate any future stock splits and dividends that are deemed advisable by the Board of Directors. Pursuant to Article Fifth, Section 7(d) of the Company's Charter, the Company may not issue additional shares of Class B Stock except in connection with stock splits and stock dividends unless such issuance is approved by the affirmative vote of a majority of all votes entitled to be cast by the holders of Common Stock, voting as a separate class, and the affirmative vote of a majority of all votes entitled to be cast by the holders of Class B Stock, voting as a separate class.

      The Board of Directors does not intend to issue any Common Stock or securities convertible into Common Stock except on terms that the Board deems to be in the best interests of the Company and its shareholders. Any future issuance of Common Stock or securities convertible into Common Stock will be subject to the rights of holders of outstanding shares of any Preferred Stock which the Company may issue in the future. Other than the three-for-two stock split described below and the possible issuance of Common Stock as contemplated by the Registration Statement, the Company's management has no arrangements, agreements, understandings or plans at the present time for the issuance or use of the additional shares of Common Stock to be authorized by the proposed Charter amendment.

         Although an increase in the authorized shares of Common Stock and Class B Stock could, under certain circumstances, have an anti-takeover effect (for example, by diluting the stock of a person seeking to effect a change in the composition of the Board of Directors or contemplating a tender offer or other transaction for a combination of the Company with another company), this proposal to amend the Charter is not in response to any effort of which the Company is aware to accumulate the Company's stock or obtain control of the Company, nor is it part of a plan by management to recommend a series of similar amendments to the Board of Directors and shareholders.


                                  STOCK SPLIT

         Subject to shareholder approval of the Charter amendment, the Board of Directors of the Company has declared a three-for-two stock split to be effected in the form of a stock dividend (the "Stock Split"). The Stock Split is expected to be paid on November 10, 1995 to shareholders of record on November 1, 1995. If the proposed amendment is approved, each holder of record of Common Stock or Class B Stock on the record date will receive one additional share of Common Stock or Class B Stock, as the case may be, for every two shares of Common Stock or Class B Stock owned on that date. The Stock Split can be completed only if the authorized shares of Common Stock are increased.

         Following shareholder approval of the amendment and the effectuation of the Stock Split, there will be 250,000,000 authorized shares of Common Stock and 25,000,000 authorized shares of Class B Stock, of which (based upon shares outstanding or reserved as of August 31, 1995 adjusted for the Stock Split) approximately 44,165,565 shares of Common Stock and 10,239,658 shares of Class B Stock will be outstanding and approximately 23,679,948 shares of Common Stock will be reserved for issuance under employee benefit plans, upon exercise of employee stock options existing or to be granted, upon conversion of the Class B Stock and upon conversion of the Series D Preferred Stock. In accordance with the terms of the Company's employee benefit plans, appropriate adjustments will be made upon effectiveness of the Stock Split to the number of shares of Common Stock reserved for issuance under such plans and the exercise price for the number of shares covered by outstanding options. In accordance with the terms of the Series D Preferred Stock, appropriate adjustments will be made upon effectiveness of the Stock Split to the number of shares of Common Stock reserved for issuance upon conversion of such Preferred Stock.

         Based upon current tax law, the Stock Split will not be taxable for Federal income tax purposes. The tax basis of every share held before the Stock Split will be allocated among the three shares held as a result of the distribution, and the holding period of new shares will include the holding period of the shares with respect to which they were issued. The laws of jurisdictions other than the United States may impose income taxes on the issuance of the additional shares and shareholders subject to such laws are urged to consult their tax advisors.

         No change in total shareholders' equity will result from the Stock Split. The aggregate amount of stated capital represented by outstanding shares of Common Stock and Class B Stock will be increased by $1.00 for each share issued to effect the Stock Split, and the Company's "capital surplus" will be reduced by the same amount.

         The Board of Directors believes that the Stock Split is in the best interests of the shareholders. The Board of Directors believes that the reduction in stock price in connection with the Stock Split will make the Common Stock more attractive to certain investors which may result in an increased number of shareholders and greater investment interest in the Company.

         After the Stock Split, purchases and sales of Common Stock by an individual shareholder may be subject to somewhat higher brokerage charges and applicable stock transfer taxes than on a pre-split transaction of equivalent market value, due to the greater number of shares of Common Stock outstanding after the Stock Split. In addition, the Company will incur certain expenses in connection with the Stock Split, such as listing fees and the cost of preparing and delivering to shareholders the new certificates representing the additional shares.


                                 OTHER MATTERS

         The Board of Directors knows of no business other than that described herein that will be presented for consideration at the Special Meeting. If, however, other business shall properly come before the meeting, the persons named in the enclosed form of Proxy intend to vote the shares represented by said Proxies on such matters in accordance with their judgment in the best interests of the Company.


                       SHAREHOLDERS' PROPOSALS FOR THE
                      1996 ANNUAL MEETING OF SHAREHOLDERS

         Any proposal of a shareholder intended to be presented at the 1996 Annual Meeting of Shareholders must have been received by the Company for inclusion in the proxy statement and form of proxy for that meeting by August 20, 1995.


                         METHOD OF PROXY SOLICITATION

         The entire cost of preparing, assembling, printing and mailing the Notice of Meeting, this Proxy Statement, the Proxy itself, and the cost of soliciting Proxies relating to the meeting will be borne by the Company. In addition to use of the mails, proxies may be solicited by officers, directors, and other regular employees of the Company by telephone, telegraph or personal solicitation, and no additional compensation will be paid to such individuals. The Company will use the services of Morrow & Co., Inc., a professional soliciting organization, to assist in obtaining in person or by proxy the largest number of shareholders possible. The Company estimates its expenses for such services will not exceed $25,000. The Company will, if requested, reimburse banks, brokerage houses, and other custodians, nominees and certain fiduciaries for their reasonable expenses incurred in mailing proxy material to their principals.

                                    ANNEX A

         RESOLVED, that the first paragraph of Article Fifth of the Company's Charter be amended to read in its entirety as follows:

               ARTICLE FIFTH: The total number of shares of stock of all classes which the Corporation has authority to issue is 235,000,000 shares, which consists of 175,000,000 shares of Common Stock of the par value of One Dollar ($1) each for an aggregate par value of One Hundred Seventy-Five Million Dollars ($175,000,000), 25,000,000 shares of Nontransferable Class B Stock of the par value of One Dollar ($1) each for an aggregate par value of Twenty-Five Million Dollars ($25,000,000), 15,000,000 shares of Transferable Class B Stock of the par value of One Dollar ($1) each for an aggregate par value of Fifteen Million Dollars ($15,000,000), and 20,000,000 shares of Preferred Stock without par value.

                                SUNAMERICA INC.
         [COMMON] [NONTRANSFERABLE CLASS B] [SERIES C PREFERRED] STOCK
                 PROXY FOR THE SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD OCTOBER 30, 1995

         The undersigned hereby appoints Eli Broad, Chairman of the Board, President and Chief Executive Officer, Jay S. Wintrob, Vice Chairman, and Joseph M. Tumbler, Vice Chairman, and each of them, as proxies with full power of substitution and revocation, to vote in the name, place and stead of the undersigned, with all powers the undersigned would possess if personally present, all of the shares of [Nontransferable Class B] [Common] [Series C Preferred] Stock of SunAmerica Inc. the undersigned is entitled to vote at said Company's special meeting of shareholders to be held on October 30, 1995 and at all adjournments thereof.

         The undersigned hereby acknowledges receipt of the Notice of Special Meeting of Shareholders and Proxy Statement for such meeting, dated September 21, 1995.

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO ITS EXERCISE. This Proxy when properly executed will be voted as directed herein by the undersigned shareholder. If no direction is indicated, it will be voted for the Charter Amendment and on such other matters as may properly come before the meeting.

         The Board of Directors recommends a vote for the Proposal listed below.

         FOR         AGAINST           ABSTAIN

         __            __                __

   Charter amendment to increase the Company's authorized capital from (i) 50,000,000 to 175,000,000 shares of Common Stock (par value, $1.00 per share) and (ii) 15,000,000 to 25,000,000 shares of Nontransferable Class B Stock (par value, $1.00 per share).



                                 Dated ________________, 1995
                                 ____________________________
                                 ____________________________
                                 (Please sign EXACTLY as your name appears hereon) When signing as attorney, executor, administrator, trustee or guardian, please give full title, if more than one trustee, all should sign. All joint owners should sign. If a corporation, sign in full corporate name by President or other authorized officer. If a partnership, sign in partnership name by authorized person.

</TEXT/